EXHIBIT 2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of March 4, 2008

among

BROADPOINT SECURITIES GROUP, INC.,

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED,

MATLINPATTERSON FA ACQUISITION LLC

and

THE INDIVIDUAL INVESTORS LISTED ON THE SIGNATURE PAGES

i

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 4, 2008, among BROADPOINT SECURITIES GROUP, INC. a New York corporation (the “Company”), MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED, a Cayman Islands corporation (the “Mast Investor”), MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (the “MatlinPatterson Investor” and, together with the Mast Investor, the “Fund Investors”), and the individuals listed as Individual Investors on the signature pages hereto (the “Individual Investors” and, together with the Fund Investors, the “Investors”),

WITNESSETH:

WHEREAS the Company wishes to issue and sell to the Investors, and the Investors wish to purchase from the Company, the Purchased Shares (and related Rights) (each as defined below, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements herein set forth, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1        Definitions.

The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

Section 1.2        Interpretation.

(a)           Headings.  The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)           Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement and (vii) a reference to any Schedule shall be deemed to refer to the corresponding Schedule to the Company Disclosure Letter.

ARTICLE II
ISSUANCE AND SALE OF PURCHASED SHARES

Section 2.1        Issuance and Sale of Stock.

Pursuant to this Agreement, the Company is selling an aggregate of up to 11,579,588 shares of Common Stock.  At the Closing, the Company shall issue and sell, and each Investor shall purchase, the number of shares of Common Stock indicated opposite such Investor’s name on Exhibit B (collectively, the “Purchased Shares”), together with the related Rights, all on the terms set forth herein and free and clear of any Liens.  At the Closing, each Investor shall pay the Company, as consideration for the Purchased Shares issued to such Investor, the purchase price indicated opposite such Investor’s name on Exhibit B (such Investor’s “Purchase Price”), representing a per share purchase price of $1.70 (the “Share Price”).  At the option of the Fund Investors, funds paid at the Closing in satisfaction of such Fund Investor’s Purchase Price may be adjusted for unpaid Reimbursable Expenses in accordance with Section 7.2.

Section 2.2        The Closing.

(a)           The closing of the issuance and sale of the Purchased Shares (the “Closing”) and all related actions contemplated by this Agreement to occur at the Closing shall take place in the offices of Sidley Austin LLP, 787 Seventh Ave., New York, New York, at 10:00 a.m. local time, on a date to be specified by the parties, which shall be no later than the second Business Day following the day on which the last of the conditions set forth in Article IV (other than those conditions required to be fulfilled at the Closing) shall have been fulfilled or waived, or at such other time and place as the Company and the Investors may agree.  At the Closing, the Investors and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

Section 2.3        Investor Deliveries at the Closing.  At the Closing:

(a)           Each Investor shall pay to the Company an amount in same-day funds equal to such Investor’s Purchase Price by wire transfer to a bank account designated in writing by the Company prior to the Closing;

(b)           The MatlinPatterson Investor shall deliver to the Company a duly-executed counterpart of the MatlinPatterson Registration Rights Amendment attached hereto as Exhibit E;

(c)           The Mast Investor shall deliver to the Company a duly executed counterpart of the New Registration Rights Agreement attached hereto as Exhibit F;

(d)           The Investors shall deliver to the Company a duly completed Accredited Investor Questionnaire attached hereto as Exhibit G.

(e)           The applicable Investors shall deliver to the Company each of the other certificates and documents listed in Part I of Exhibit C.

Section 2.4        Company Deliveries at the Closing.  At the Closing:

(a)           The Company shall deliver to each Investor a certificate or certificates (in denominations specified by such Investor) representing the Purchased Shares to be issued to such Investor, registered in such Investor’s name; provided, however, that upon request of any such Investor, the Company will instruct the Company’s transfer agent to deliver the Purchased Shares electronically by crediting such Investor’s account, or the account of such Investor’s prime broker, with the Depository Trust Company;

(b)           The Company shall deliver to the MatlinPatterson Investor a duly executed counterpart of the MatlinPatterson Registration Rights Amendment;

(c)           The Company shall deliver to the Mast Investor an executed counterpart of the New Registration Rights Agreement;

(d)           The Company shall deliver to the Investors a legal opinion, dated the Closing Date, of Dewey & LeBoeuf LLP substantially to the effect set forth in Exhibit D; and

(e)           The Company shall deliver to the applicable Investors each of the additional certificates and documents listed in Part II of Exhibit C.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Investor, except in each case as specifically (i) set forth in a Schedule to the Company Disclosure Letter furnished to each Investor specifically identifying the relevant Section hereof, and (ii) with the exception of the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4, as qualified by disclosures in the Company’s SEC Reports.  These representations and warranties, and the exceptions referenced therein, are current as of the date of this Agreement except to the extent that a representation or warranty is current only as of an earlier date.  Where certain of the representations and warranties below are specifically qualified by disclosures in the Company’s SEC Reports, such qualification excludes any disclosure therein that constitutes a “risk factor” or a “forward looking statement” under the heading “Forward Looking Statements” in any such SEC Report (provided, however, that the exclusion of any such “risk factor” or “forward looking statement” shall not limit any of the exceptions set forth in clauses (a) through (l) in the definition of “Company Material Adverse Effect”.

Section 3.1        Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  True and correct copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof, have been provided to the Investors.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged (and as described in the SEC Reports) and to own or lease its properties.  The Company and each of its Subsidiaries are duly qualified to conduct business as a foreign corporation and are in good standing under the laws of each jurisdiction in which the nature of the businesses of the Company and its Subsidiaries or the ownership or leasing of their properties requires such qualification, other than where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.2        Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock.  No shares of Preferred Stock are currently outstanding and, other than the Company’s Series A Junior Participating Preferred Stock referred to in the Rights Agreement, no series of Preferred Stock has been designated or reserved for issuance.  Of the shares of Common Stock currently authorized:  (i) 57,898,253 shares are currently outstanding (of which 87,882 are Restricted Stock), (ii) 230,600 shares are currently held in a rabbi trust to hedge certain deferred compensation obligations, (iii) 511,095 shares are reserved for issuance upon the exercise of the Lender Warrants, (iv) 4,785,962 shares are reserved for issuance upon the exercise of Employee Stock Options, (v) 7,542,050 shares are reserved for the issuance of Restricted Stock upon the exercise of RSU Awards that are currently outstanding, (vi) 6,533,669 additional shares are reserved for issuance pursuant to the Employee Stock Incentive Plans in respect of future awards under such plans, of which 4,475,000 are subject to shareholder approval, (vii) 6,200,000 shares are reserved for issuance, subject to shareholder approval, under the 2007 Incentive Compensation Plan in connection with the Bank of New York transaction, and (viii) no other shares are reserved for issuance for any purpose.

(b)           Except as set forth in Schedule 3.2(b), there are no outstanding Convertible Securities.  Except as disclosed on Schedule 3.2(b), the issuance of the Purchased Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities to increase as a result of any antidilution provisions relating thereto.

(c)           Except as disclosed in Schedule 3.2(c), there are no (i) outstanding options, warrants or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities (“Stock Purchase Rights”), (ii) stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (iii) other agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities, Stock Purchase Rights or any securities of any Subsidiary.  Except as set forth in Schedule 3.2(c), the issuance of the Purchased Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Stock Purchase Rights to increase as a result of any antidilution provisions relating thereto.

(d)           There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the holders of Common Stock on any matter.  The Company does not have in effect any dividend reinvestment plans or employee stock purchase plans.

(e)           All outstanding shares of Capital Stock (including any outstanding Restricted Stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws.  All outstanding Stock Purchase Rights have been issued without violation of any applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(f)           Except as disclosed on Schedule 3.2(f), there are no voting trusts, proxies or other agreements to which the Company or, to the Knowledge of the Company any of its officers or directors, is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.

(g)           Except as disclosed on Schedule 3.2(g), there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

Section 3.3        Authorization; Execution and Enforceability.

(a)           The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the each of the other Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and each of the other Transaction Agreements and the consummation of the Transactions has been duly authorized by the Board and the Audit Committee and no further corporate action on the part of the Company is required in connection therewith.

(b)           This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each of the other Transaction Agreements will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.4        Validity of Purchased Shares.

Upon issuance to each Investor as contemplated herein, the Purchased Shares (including the attached Rights) issuable to such Investor hereunder will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, taxes or charges.

Section 3.5        No Conflicts; Consents and Approvals.

(a)           Neither the execution, delivery or performance of this Agreement or any of the other Transaction Agreements by the Company nor the consummation of any of the Transactions will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or any Organizational Document of any of the Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Company or any of the Subsidiaries or any of their respective properties and assets; (c) result in the imposition of any Lien upon any material properties or assets of the Company or any of the Subsidiaries, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (d) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same or (e) cause the accelerated vesting of any Employee Stock Options, Restricted Stock Awards or RSU Awards.

(b)           Except as set forth in Schedule 3.5(b), neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform this Agreement and each of the other Transaction Agreements and to consummate the Transactions (“Company Approvals”).

(c)           No Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any Subsidiary or, to the Knowledge of the Company, any Associated Person thereof in connection with the execution, delivery or performance of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions which if not obtained would reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect (“Company Contractual Consents”).

Section 3.6        SEC Reports; Financial Statements.

(a)           Except as set forth in Schedule 3.6(a), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2006 with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (i) as may be otherwise indicated in the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form

10-Q), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries (except as may be otherwise noted therein).

Section 3.7        Sarbanes-Oxley; Disclosure and Internal Controls.

Except as disclosed on Schedule 3.7:

(a)           The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) that are applicable to it or any of the Subsidiaries.

(b)           The Company has established and maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required to be filed under the Exchange Act are being prepared.  Such disclosure controls and procedures are effective in all material respects to timely alert the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s reports required to be filed under Exchange Act.

(c)           The Company and its consolidated subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the Exchange Act) (“internal controls”).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company’s certifying officers have evaluated the effectiveness of the Company’s internal controls as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (the “Evaluation Date”).  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the internal controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Company, in other factors that could significantly affect such internal controls.

Section 3.8        Absence of Certain Changes.

Since December 31, 2006, (a) there has not been any Company Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (b) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and in conformity with past practice.

Section 3.9        Litigation.

Except as disclosed on Schedule 3.9, there is no Action or Proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Company, threatened before any Governmental Authority, FINRA or self-regulatory organization (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or Associated Persons, is or has been the subject of any Action or Proceeding involving a claim of violation or liability under federal, state or foreign securities or insurance laws or the rules, by-laws, or constitution of FINRA or any self-regulatory organization, or a claim of breach of fiduciary duty relating to the Company or any of the Subsidiaries or has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority, FINRA or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Company or any Subsidiary.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority, FINRA or self-regulatory organization involving the Company or any of the Subsidiaries or any officer, director, employee or Associated Person thereof.  The Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Knowledge of the Company, the SEC has not issued any such order. No order, judgment or decree of any Governmental Authority, FINRA or self-regulatory organization has been issued in any Action or Proceeding to which the Company or any of the Subsidiaries is or was a party or, to the Knowledge of the Company, in any other Action or Proceeding except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.10      Intellectual Property Rights.

Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries own or possess, or will be able to obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted (“Intellectual Property”).  Neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, to the Knowledge of the Company, is infringing the Intellectual Property, in each case, where such infringement would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.  There is no material claim or proceeding pending or, to the Knowledge of the Company, threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.

Section 3.11      Exchange Listing.

The Common Stock is listed on the NASDAQ Global Market and, to the Knowledge of the Company, there are no proceedings to revoke or suspend such listing.  The Company is in compliance with the requirements of the NASDAQ Global Market for continued listing of the Common Stock thereon and any other NASDAQ Global Market listing and maintenance requirements.  Trading in the Common Stock has not been suspended by the SEC or the NASDAQ Global Market.  The transactions contemplated by this Agreement and the Transaction Documents will not require shareholder approval under NASDAQ Marketplace Rule 4350.

Section 3.12      Tax Matters.

The Company and the Subsidiaries have made or filed all federal, state and foreign income and all other Tax Returns required by any jurisdiction to which they are subject (unless and only to the extent that the Company or any of the Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes) and have paid all Taxes that are material in amount, shown or determined to be due on such Tax Returns, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the Knowledge of the Company there are no unpaid Taxes in any material amount claimed to be due by any Taxing Authority, and to the Knowledge of the Company there is no basis for any such claim.  Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax.  None of the Company's, or any of the Subsidiaries’, Tax Returns is presently being audited by any Taxing Authority.

Section 3.13      Title to Assets.

The Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by them. Any property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases concerning which the Company and the Subsidiaries are in material compliance.

Section 3.14      Insurance.

The Company and the Subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and the Subsidiaries, and the Company reasonably believes such insurance coverage provides reasonable, prudent and customary coverage against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

Section 3.15      Permits.

(a)           The Company and its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, and Associated Persons hold all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, or other rights, privileges, applications and authorizations filed with, granted or issued by, or entered by any Governmental Authority, FINRA or self-regulatory organization that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof (collectively, the "Company Permits"), other than such licenses, permits, certificates, franchises, ordinances, registrations, qualifications, or other rights, privileges, applications and authorizations the absence of which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.

(b)           The Company Permits are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Company and each of the Subsidiaries, and, to the Knowledge of the Company, each of their respective officers, directors, employees and Associated Persons thereof, have operated, and are operating, in compliance with all terms thereof or any renewals thereof applicable to them, and with all Requirements of Law which apply to the conduct of the business thereof, and are in good standing in respect of all such Company Permits, other than in any case where the failure to so comply or operate or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  To the Knowledge of the Company, no event has occurred, or notice received, with respect to any of the Company Permits which allows or results in, or after notice or lapse of time or both would result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would result in any other material impairment of the rights of the holder of any such Company Permit other than as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)           Except as disclosed on Schedule 3.15(c), to the Knowledge of the Company, no Governmental Authority, FINRA or self-regulatory organization has initiated any proceeding, investigation, or examination into the business or operations of the Company or any Subsidiary, or any officer, director, employee or Associated Persons thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Company or any Subsidiary, nor any officer, director, employee or Associated Person thereof has received any notice of any unresolved material violation or exception by any Governmental Authority, FINRA or self-regulatory organization with respect to any report or statement relating to any examination of the Company or any Subsidiary, except in any case as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or Associated Persons or persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, cease and desist or administrative order on account of any violation of the Exchange Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, state securities law or applicable foreign law or regulation.

(d)           Except as disclosed on Schedule 3.15(d), neither the Company or any Subsidiary, nor, to the Knowledge of the Company, any officer, director, employee or Associated Person thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Government Authority, FINRA or self-regulatory organization which imposes any material restrictions on or otherwise affects in any material way the conduct of any of the business of the Company and its Subsidiaries.

Section 3.16      Labor Matters.

There are no collective bargaining agreements to which the Company or any of the Subsidiaries is a party.  Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Subsidiary are in compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment and wages and hours.

Section 3.17      Compliance.

The Company and the Subsidiaries are not: (i) in violation of any of their respective Organizational Documents, (ii) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiaries under), nor has the Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Company Contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) in violation of any order of any court, arbitrator or Governmental Authority, or (iv) in violation of any applicable Requirement of Law, and with respect to clauses (ii), (iii) or (iv) above, other than where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and each of  its Subsidiaries and the conduct and operation of their respective businesses is and has been in material compliance with each Requirement of Law that (a) affects or relates to this Agreement or any of the other Transaction Agreements or any of the Transactions or (b) is applicable to the Company or its Subsidiaries or their respective businesses, other than where the failure to be or to have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.18      Transactions with Affiliates.

Except as disclosed on Schedule 3.18, and other than the Transactions, no transactions, or series of related transactions, are currently proposed to which the Company or any of the Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19      Investment Company

The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.20      Corrupt Practices.

Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.21      Application of Takeover Protections.

(a)           The Board has taken all action necessary pursuant to Section 912 of the NYBCL prior to the date hereof to approve for purposes of Section 912 the purchase of the Purchased Shares by the Investors.  Other than Section 912 of the NYBCL, no state or foreign takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to this Agreement or any of the Transactions.

(b)           The Company has taken all actions necessary under the Rights Agreement to cause the Rights Agreement to be rendered inapplicable to this Agreement and the Transactions for the Investors to be deemed not to be “Acquiring Persons” (as defined in the Rights Agreement).

Section 3.22      Securities Law Compliance.

Assuming the accuracy of the Investors’ representations and warranties contained in Article IV, the offer, sale and issuance of the Purchased Shares hereunder is in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws.  Neither the Company nor any agent of the Company has offered the Purchased Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  Except as stated in this Agreement and to the Knowledge of the Company, the Company has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares.  The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the offer or sale to any of the Investors of the Shares.

Section 3.23      No Brokers.

No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold the Investors harmless against any claim for any such fee or commission based on any such arrangements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby represents and warrants to the Company severally and not jointly as follows:

Section 4.1        Organization, Standing and Power.

Such Investor (if a Business Entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Such Investor has the necessary power and authority to execute, deliver and perform this Agreement and each of the other Transaction Agreements to which it is a party.

Section 4.2        Authorization; Execution and Enforceability.

The execution, delivery and performance by such Investor (if a Business Entity) of this Agreement and each of the other Transaction Agreements to which it is a party have been duly and validly authorized by all necessary Business Entity action on its part.  This Agreement has been duly executed and delivered by such Investor and each other Transaction Agreement to which it is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by it, and this Agreement constitutes, and each such other Transaction Agreement upon execution and delivery thereof by such Investor will constitute, the legal, valid and binding obligations of such Investor, enforceable against it in accordance with their respective terms.

Section 4.3        No Conflict; Consents and Approvals.

(a)           Neither the execution, delivery or performance by such Investor of this Agreement or any other Transaction Agreement to which such Investor is a party nor the consummation of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of such Investor (if a Business Entity) or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Requirement of Law applicable to such Investor or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.

(b)           Such Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority or any self regulatory organization in order for such Investor to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions (“Investors Approvals”).

(c)           No material Contractual Consents are required to be obtained under any Contractual Obligation applicable to such Investor in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Agreements to which it is a party or the consummation of any of the Transactions.

Section 4.4        Purchase Entirely for Own Account.

The Purchased Shares to be acquired by such Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  Such Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Purchased Shares to be issued to it hereunder.

Section 4.5        Investment Experience.

Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased Shares to be purchased by it and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Such Investor understands that the purchase of the Purchased Shares involves substantial risk.

Section 4.6        Disclosure of Information.

Such Investor has, in connection with its decision to purchase the Purchased Shares to be issued to it, has had access to the SEC Reports and the representations and warranties of the Company contained herein.  Such Investor is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  In making its decision to invest in the Purchased Shares, such Investor has relied upon the independent investigations made by such Investor and by such Investor’s own professional advisors.  Such Investor and its advisors, if any, have been given the opportunity to obtain information and to examine this Agreement and certain other information regarding the Company and to ask questions of, and to receive answers from the Company or Persons acting on the Company's behalf concerning the Purchased Shares, the Company, and terms and conditions of this investment, and to obtain any additional information to verify the accuracy of any information previously furnished.  All such questions have been answered to such Investor’s full satisfaction.  Such Investor or any person acting on its behalf has not received from the Company any information that may constitute material, non-public information, the confidentiality and use of which is not covered by an Investor Confidentiality Agreement to which such Investor is a party.  The right of each Investor to rely fully upon the representations and warranties of the Company contained in this Agreement shall not limited by this Section 4.6 or any right of the Investors to investigate the affairs of the Company or any knowledge of facts determined or determinable by the Investors pursuant to such investigation or right of investigation.

Section 4.7        Restricted Securities.

Such Investor understands that the Purchased Shares will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares.

Section 4.8        Legends.

Such Investor understands that, except as provided below and until such time as the resale of the Purchased Shares has been registered under the Securities Act, certificates evidencing the Purchased Shares shall bear the following legends:

(a)           “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)           If required by the authorities of any state in connection with the issuance or sale of the Purchased Shares, the legend required by such state authority.

Section 4.9        Accredited Investor.

Such Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.  Such Investor’s principal place of business is located in the jurisdiction set forth opposite the name of such Investor on Exhibit B.

Section 4.10      No Puts or Short Sales.

During the period of time beginning ninety (90) days prior to the date of this Agreement and ending upon the Closing Date, such Investor and its Affiliates have not entered, and will not enter, into any "put equivalent position" as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the Common Stock of the Company.

Section 4.11      Availability of Funds.

Such Investor has sufficient funds on hand or currently drawable under applicable credit facilities or financing commitments to pay the Purchase Price for the Purchased Shares to be issued to it on the Closing Date.

Section 4.12      No Brokers.

Except as heretofore been disclosed to the Company by the Investor no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of such Investor, and such Investor shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.

Section 4.13      Tax Matters.

With respect to tax considerations involved in this investment, other than the representations and warranties of the Company set forth in Section 3.12, such Investor is not relying on the Company (or any agent or representative of the Company).  Such Investor has carefully considered and has, to the extent the Investor believes such discussion necessary, discussed with the Investor's tax advisers the suitability of an investment in the Purchased Shares for the Investor's particular tax situation.

ARTICLE V
COVENANTS

Section 5.1        Listing.

The Company shall use its reasonable best efforts to maintain the Common Stock’s authorization for quotation on the NASDAQ Global Market and to cause the Purchased Shares to be approved for listing thereon on or prior to the Closing Date to the extent permitted under the rules of the NASDSAQ Global Market.  Neither the Company nor any of the Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Market and shall take all action reasonably necessary to maintain the listing of the Common Stock on the NASDAQ Global Market, including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the NASDAQ Global Market to permit the continued listing of the Common Stock on the NASDAQ Global Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.1.

Section 5.2        Defense of Certain Actions.

(a)           The Company and the Investors shall each refrain from taking any action which would render any representation or warranty contained in Article III or IV inaccurate in any material respect as of the Closing Date.  Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.

(b)           The Company and the Investors shall each use their respective reasonable best efforts to cause each of the conditions precedent set forth in Article VI to be satisfied as soon as practicable after the date hereof.

(c)           The Company and the Investors shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

Section 5.3        Contractual Consents and Governmental Approvals.

(a)           The Company will act diligently and reasonably in attempting to obtain before the Closing Date, and the Investors shall reasonably cooperate with the Company in such efforts, any Company Contractual Consents in form and substance reasonably satisfactory to the Investors, including, without limitation, the Mast Investor, provided that neither the Company nor the Investors shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such Company Contractual Consents except with the prior written consent of the Investors, including, without limitation, the Mast Investor.

(b)           Between the date hereof and the Closing Date, the Company and the Investors shall act diligently and reasonably, and shall cooperate with each other, in making any required filing, registration or notification with, and in attempting to obtain any consent, authorization or approval required from, any Governmental Authority, FINRA, any self regulatory organization, and stock exchange of which the Company or any Subsidiary is a member in connection with the Transactions or to otherwise satisfy the conditions set forth in Article VI; provided that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such consents or waivers except with the prior written consent of the Investors; provided, further that neither the Company nor the Investors shall be obligated to (A) execute settlements, undertakings, consent decrees, stipulations or other agreements, (B) sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or the Investors or (C) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of the Investors or the Company or its Subsidiaries with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing

Section 5.4        Use of Proceeds.

The net proceeds received by the Company from the issuance of the Purchased Shares shall be used to increase the regulatory capital of the Company’s broker-dealer Subsidiaries and for other corporate purposes.

Section 5.5        Restrictions on Transferability

Each Investor agrees that it shall not make any sale of the Purchased Shares except in accordance with this Agreement.  Each Investor acknowledges and agrees that the Purchased Shares are not transferable on the books of the Company unless (a) such Purchased Shares are sold pursuant to (i) a Registration Statement, (ii) Rule 144 under the Securities Act (“Rule 144”) or (iii) an exemption from registration other than Rule 144 and (b) a certificate is submitted to the Company’s transfer agent evidencing the Purchased Shares and accompanied by a separate officer’s certificate: (i) executed by an officer of, or other authorized person designated by, such Investor; and (ii) to the effect that the Purchased Shares have been sold pursuant to (A) a Registration Statement, in which case such Investor certifies that the requirement of delivering a current prospectus has been complied with or will be complied with in connection with the sale, (B) Rule 144, in which case such Investor certifies that it has complied with or will comply with the requirements of Rule 144 or (C) pursuant to an exemption from registration other than Rule 144, and in the case of (B) and (C) such Investor must also provide the Company with an opinion of counsel, reasonably acceptable to the Company, to the effect that the transaction is so exempt.  Each Investor hereby covenants with the Company not to make any sale of the Purchased Shares pursuant to a Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act (to the extent applicable) to be satisfied.

Section 5.6        Current Public Information.

At all times between the date of this Agreement and the first anniversary of the Closing, so long as any of the Investors own any of the Purchased Shares, the Company shall satisfy the current public information requirement of Rule 144(c) of the Securities Act, and shall not terminate its status as an issuer required to file reports under the Exchange Act.

ARTICLE VI
CONDITIONS

Section 6.1        Conditions to the Company’s Obligations.

The obligation of the Company to consummate the Transactions shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)           Governmental Approvals.  Each Company Approval and Investor Approval, if any, shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)           Performance of Obligations.  The Investors shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Closing.

(d)           Representations and Warranties.  Each of the representations and warranties of the Investors contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Investors that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

Section 6.2        Conditions to the Investors’ Obligations.

The obligation of each Investor to consummate the Transactions shall be subject to the fulfillment (or waiver by such Investor) at or prior to the Closing of each of the following conditions:

(a)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or result or would result in a Company Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)           Governmental Approvals.  Each Company Approval and Investor Approval, if any, shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investors Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) would reasonably be expected, individually or together with other Company Approvals or Investor Approvals that have not been obtained or made, to have a Company Material Adverse Effect.

(c)           Contractual Consents.  Each Company Contractual Consent, if any, shall have been obtained and shall be in full force and effect to the extent that the failure to obtain such Company Contractual Consent would reasonably be expected, individually or together with other Company Contractual Consents that have not been obtained, to have a Company Material Adverse Effect.

(d)           Performance of Obligations.  The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement and required to be performed at or prior to the Closing.

(e)           Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

ARTICLE VII
FURTHER AGREEMENTS

Section 7.1        Public Announcements.

The Fund Investors and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the other Transaction Agreements or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Requirement of Law or stock exchange rule.

Section 7.2        Fees and Expenses.

(a)           Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Registration Rights Agreement and the Transactions shall be paid by the party incurring such cost or expense.

(b)           The Company shall promptly reimburse the Fund Investors upon presentation of appropriate invoices and documentation therefor for all Reimbursable Expenses incurred by or on behalf of the Fund Investors or any of their Affiliates.  Any such Reimbursable Expenses incurred on or prior to the Closing Date may also be deducted by the Fund Investors from the Purchase Price as contemplated in Article II.  For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Fund Investors (or their respective Affiliates) at any time prior to any termination of this Agreement (whether before or after the date hereof or before or after the Closing Date) in connection with their due diligence investigation of the Company, the preparation of this Agreement and the other Transaction Agreements and consummation of the Transactions and related preparations therefor, including all reasonable fees and expenses of counsel, accountants, experts and consultants to the Fund Investors and their respective Affiliates.

(c)           On or prior to the date of this Agreement, the Company shall deposit $25,000 with Foley Hoag LLP, counsel to the Mast Investor, as an advance to be applied against a portion of reasonable fees, time charges and expenses of the Mast Investor to be paid by the Company in accordance with Section 7.2(b) above.  Amounts payable by the Company to the Mast Investor in accordance with Section 7.2(b) which exceed $25,000 will be paid by the Company at the Closing or shall be deducted by the Mast Investor from the Purchase Price in accordance with the terms of Section 7.2(b).

(d)           The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Fund Investors would not enter into this Agreement.  Accordingly, if the Company fails to pay promptly any Reimbursable Expenses due to any Fund Investor pursuant to this Section 7.2, (i) interest shall accrue and immediately become payable on the overdue amount from the due date thereof until the date of payment at the base rate of Citibank, N.A. in effect from time to time and (ii) in the event that any Fund Investor commences a suit that results in a judgment against the Company for any such overdue amount or interest, the Company shall also reimburse such Fund Investor for its costs and expenses (including reasonable attorney’s fees) incurred in connection with such suit.

Section 7.3        Independent Nature of Investors Obligations.

The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

ARTICLE VIII
GENERAL

Section 8.1        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Fund Investors and the Company;

(b)           by the Fund Investors if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(e) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Fund Investors; provided that the Fund Investors are not then in material breach of any representation or warranty under this Agreement.

(c)           by the Company, as this Agreement relates to a particular Investor or Investors, if there has been (i) a material breach of any of the representations or warranties by such Investor or Investors set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(d) or (ii) a material breach of any of the covenants or agreements of such Investor or Investors set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by such Investor or Investors of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty under this Agreement.

(d)           by any of the Investors or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable; or

(e)           by either of the Fund Investors or the Company if the Closing shall not have occurred on or before April 30, 2008, unless the failure for the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

In the event of termination of this Agreement by any of the Investors or the Company, as provided in this Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investors or the Company, or their respective officers, directors, managers, members or partners, except for Sections 8.2 and 9.1 and except that no such termination shall relieve any party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

Section 8.2        Notice.

Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:

(i)	If to the Mast Investor, at the following address:

MAST Credit Opportunities I Master Fund Limited
c/o MAST Capital Management, LLC
535 Boylston Street, Suite 401
Boston, Massachusetts 02116
Attention: John S. Ehlinger
Fax: (617) 247-7985

with a copy by fax or messenger or courier to:

Foley Hoag LLP
Bay Colony Corporate Center
1000 Winter Street, Suite 4000
Waltham, Massachusetts 02451
Attention: David A. Broadwin, Esq.
Fax: (617) 832-7000

(ii)           If to the MatlinPatterson Investor, at the following address:

MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  General Counsel
Fax: (212) 651-4011

with a copy by fax or messenger or courier to:

Sidley Austin llp
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 839-5599
Attention:  Duncan N. Darrow and Michael H. Yanowitch

(iii)           If to the Company, at the following address:

Broadpoint Securities Group, Inc.
One Penn Plaza, 42nd Floor
New York, New York 10119
Facsimile: (212) 273-7100
Attention:  General Counsel

with a copy by fax or messenger or courier to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Facsimile: (212) 259-6333
Attention:  Donald Murray and Christopher P. Peterson

(iv)           If to any Individual Investor, to the address set forth below such Individual Investor’s name on Exhibit B,

or, in the case of any of the foregoing, to such other respective addresses as may be designated by notice given in accordance with this Section 8.2.

Section 8.3        Complete Agreement; No Third-Party Beneficiaries.

This Agreement, the other Transaction Agreements, the Investor Confidentiality Agreements and the Company Disclosure Letter constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, including the letter Re: Common Stock Purchase and Backstop dated February 21, 2008 between Mast Capital Management, LLC and the Company and attached Term Sheet, which, except for those sections which are explicitly binding on the parties thereto, shall be deemed terminated and of no further force or effect.  This

Agreement is not intended to confer upon any person other than the Company and the Investors any rights or remedies hereunder.

Section 8.4        Survival.

The respective representations, warranties, covenants and agreements of the Company and the Investors set forth in this Agreement or any other Transaction Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the Transactions.

Section 8.5        Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION.  THE INVESTORS AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.

Section 8.6        No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable by any party without the written consent of the other parties.

Section 8.7        Counterparts.

This Agreement may be executed in one or more counterparts and by different parties in separate counterparts.  All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.8        Remedies; Waiver.

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company and the Investors shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other party.

Section 8.9        Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and the Investors shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 8.10      Amendment; Waiver.

This Agreement may be amended only by agreement in writing of each of the parties (including, without limitation, the MAST Investor).  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 8.11      Confidentiality.

Except for the Mast Investor, which has entered into a confidentiality agreement with the Company dated as of February 28, 2008 and remains subject to its terms, each Investor acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence.  Each Investor agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company.

[the next page is the signature page]

COMPANY AND FUND INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

                BROADPOINT SECURITIES GROUP, INC.

                By:  /s/ Lee Fensterstock
                Name:    Lee Fensterstock
                Title:      Chief Executive Officer

                MAST CREDIT OPPORTUNITIES I MASTER
                FUND LIMITED

                By:  /s/ Christopher B. Madison
                Name:   Christopher B. Madison
                Title:      Partner

                MATLINPATTERSON FA ACQUISITION LLC

                By:  /s/ Lawrence M. Teitelbaum
                Name:    Lawrence M. Teitelbaum
                Title:      President

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Mark H. Bryant

Signature:	/s/ Mark H. Bryant

Name of Signatory:
(If different than Investor)

Address for Notice:	14 Wooddale Rd

Greenwich, CT

06830

Fax Number:	973-226-7618 (w)

Telephone Number:	973-226-4644 (w)

Email Address:	Mark.Bryant@Broadpointsecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Stephen Colman

Signature:	/s/ Stephen Colman

Name of Signatory:
(If different than Investor)

Address for Notice:	137 Woodlands Road

Harrison NY 10528

Fax Number:	914-967 2772

Telephone Number:	914-967 2778

Email Address:	SColman2@Bloomberg.net

With a copy to (which shall not constitute notice):

HColman@aol.com

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Gregory D. Ethridge

Signature:	/s/ Gregory D. Ethridge

Name of Signatory:
(If different than Investor)	333 E. 56th St.

Address for Notice:	Apt. PHG

New York, NY 10022

Fax Number:	(212) 588-0602

Telephone Number:	greg-ethridge@yahoo.com

Email Address:

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Steve Sinofsky

Signature:	/s/ Steve Sinofsky

Name of Signatory:
(If different than Investor)

Address for Notice:	51 Arbor Circle

Basking Ridge

NJ 07920

Fax Number:	973-226-7618

Telephone Number:	973-226-4644

Email Address:	SSinofsky2@Bloomberg.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	John H. Hale

Signature:	/s/ John H. Hale

Name of Signatory:
(If different than Investor)

Address for Notice:	5 Holmhill Ln

Rosewood, NJ 07068

Fax Number:	973-228-1148

Telephone Number:	973-228-8762

Email Address:	matty1225@hotmail

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Riaz Haidri

Signature:	/s/ Riaz Haidri

Name of Signatory:
(If different than Investor)

Address for Notice:	41 Dale Drive

Chatham, NJ 07928

Fax Number:	973-226-7618

Telephone Number:	973-377-4840

Email Address:	RHaidri@verizon.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Lee Fensterstock

Signature:	/s/ Lee Fensterstock

Name of Signatory:
(If different than Investor)

Address for Notice:	445 Lafayette St.

N.Y., N.Y. 10003

Fax Number:	212-273-7133

Telephone Number:	212-273-7186

Email Address:	Lee.Fensterstock@BroadpointSecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Nicholas Casesa

Signature:	/s/ Nicholas Casesa

Name of Signatory:
(If different than Investor)

Address for Notice:	502 Timberline Dr.

Franklin Lakes, N.J. 07417

Fax Number:

Telephone Number:	201-560-1447

Email Address:	NCasesa1@optonline.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Alvin Jay DeGuzman

Signature:	/s/ Alvin Jay DeGuzman

Name of Signatory:
(If different than Investor)

Address for Notice:	50 Yacenda Dr

Morris Plains, NJ 07950

Fax Number:	(973) 364-1096

Telephone Number:	973-226-5864

Email Address:	Alvin.DeGuzman@BroadpointSecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Sunny Cheung

Signature:	/s/ Sunny Cheung

Name of Signatory:
(If different than Investor)

Address for Notice:	245 W. 72nd St., Apt. 4B

New York, NY 10023

Fax Number:	212-273-7120

Telephone Number:	212-273-7129

Email Address:	sunny.cheung@broadpointsecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Richard Wheeless

Signature:	/s/ Richard Wheeless

Name of Signatory:
(If different than Investor)

Address for Notice:	34 Kings Hill Ct

Summit, NJ 07901

Fax Number:	973-226-7618

Telephone Number:	908-522-0416

Email Address:	RWW@Bloomberg.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Michael Tama

Signature:	/s/ Michael Tama

Name of Signatory:
(If different than Investor)

Address for Notice:	70 Adams St.
Apt. 5M
Hoboken, NJ 07030

Fax Number:

Telephone Number:	201-683-3464

Email Address:	mtama@mail2web.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Gregory A. Sullivan, IRA Rollover

Signature:	/s/ Gregory A. Sullivan

Name of Signatory:
(If different than Investor)

Address for Notice:	163 Bingham Ave.

Rumson, NJ 07760

Fax Number:

Telephone Number:	732-842-0041

Email Address:	Longdrivegreg@hotmail.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Jeffrey D. Sprengel

Signature:	/s/ Jeffrey D. Sprengel

Name of Signatory:
(If different than Investor)

Address for Notice:	731 Austin Street

Westfield, NJ 07090

Fax Number:	(w) 973-226-7618

Telephone Number:	(w) 973-226-4644 (h) 908-301-1004

Email Address:	jsprengel7@bloomberg.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Marc Santo Domingo

Signature:	/s/ Marc Santo Domingo

Name of Signatory:
(If different than Investor)

Address for Notice:	28 Baybury Ct.

E. Hanover, NJ 07936

Fax Number:	973-226-7618

Telephone Number:	973-226-3978(w) 973-585-7319(h)

Email Address:	Santo@bloomberg.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Richard Rossi

Signature:	/s/ Richard Rossi

Name of Signatory:
(If different than Investor)

Address for Notice:	11 Garden Pl

Chatham, NJ 07928

Fax Number:	973-226-7618

Telephone Number:	973-226-4644

Email Address:	Richard.Rossi@Broadpointsecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Joseph Mannello

Signature:	/s/ Joseph Mannello

Name of Signatory:
(If different than Investor)

Address for Notice:	137 Jockey Hollow Road

Bernardsville, NJ 07924

Fax Number:	908 776-5823

Telephone Number:	908-766-4222

Email Address:	JMannello@patmedia.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Gary A. Madia

Signature:	/s/ Gary A. Madia

Name of Signatory:
(If different than Investor)

Address for Notice:	2 Shadowbrook Way

Mendham, NJ 07945

Fax Number:

Telephone Number:	973-531-8000

Email Address:	sutmadia@aol.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	David M. Klein

Signature:	/s/ David M. Klein

Name of Signatory:
(If different than Investor)

Address for Notice:	18 Knollwood Terrace

Randolph, NJ 07869

Fax Number:	973 -532-0231

Telephone Number:	973-442-0866

Email Address:	DKLK@optonline.net

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Peter Brady

Signature:	/s/ Peter Brady

Name of Signatory:
(If different than Investor)

Address for Notice:	10 Sage Dr

Warren, NJ 07059

Fax Number:	973 226-7618

Telephone Number:	973-226-4644

Email Address:	Pete.Brady@Broadpointsecurities.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Laurence M. Mascera

Signature:	/s/ Laurence M. Mascera

Name of Signatory:
(If different than Investor)

Address for Notice:	500 East 77th Street #2024

New York, NY 10162

Fax Number:	212-273-7145

Telephone Number:	212-273-7104

Email Address:	larry.mascera@broadpointsecurities.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher

787 7th Avenue

New York, NY 10019

Attn: Carol R. Mascera, Esq.

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Robert Tirschwell

Signature:	/s/ Robert Tirschwell

Name of Signatory:
(If different than Investor)

Address for Notice:	39 Worth St

New York, NY 10013

Fax Number:

Telephone Number:	212-334-5233

Email Address:	RTirschwell@BPDescap.com

With a copy to (which shall not constitute notice):

INDIVIDUAL INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

Investor Name:	Robert M. Fine

Signature:	/s/ Robert M. Fine

Name of Signatory:
(If different than Investor)

Address for Notice:	Robert M. Fine

21 Harriman Drive

Sands Point, NY 11050

Fax Number:	(516) 944-2235

Telephone Number:	(516) 708-1299

Email Address:	LLRMF@aol.com

With a copy to (which shall not constitute notice):

Exhibit A
to
Stock Purchase Agreement

Defined Terms.

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Associated Person” means an “associated persons” as defined in Article I, section (dd) of the NASD’s By-laws, as incorporated into the FINRA Rulebook, By-laws and Schedules to By-laws.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing takes place.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Company Contract” means any material indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement

(whether written or oral) to which the Company or any Subsidiary is a party or by the Company or any Subsidiary or any of their respective properties or assets is bound.

“Company Contractual Consents” has the meaning set forth in Section 3.5(c).

“Company Disclosure Letter” means the letter dated the date hereof delivered by the Company to the Investors, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter.

“Company Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or any of the other Transaction Agreements or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, provided, however that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:  (a) a change in the market price or trading volume of Common Stock (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect); (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) changes in general legal, tax, regulatory, political or business conditions; (d) changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries operate; (e) changes in applicable law or GAAP; (f) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, brokers, investors, venture partners or employees; (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (h) earthquakes, hurricanes, floods, or other natural disasters; (i) any action taken by the Company at the request or with the prior written consent of each of the Fund Investors; (j) the failure of the Company to take any action as a result of any restrictions or prohibitions set forth in Article V; or (k) any adverse development in any litigation or regulatory proceeding described in Schedule 3.9 or the commencement of any action or proceeding based on a pre-litigation claim described in Schedule 3.9; or (l) any litigation or regulatory proceeding alleging claims arising under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder or other laws to similar effect based solely on the existence, announcement or performance of this Agreement or the Transactions.

“Company Permits” has the meaning set forth in Section 3.15.

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Employee Stock Incentive Plans” means the Company’s: (i) 1989 Stock Incentive Plan, (ii) 1999 Long-Term Incentive Plan (Amended and Restated Through April 27, 2004, as amended), (iii) 2001 Long-Term Incentive Plan, as amended, (iv) 1989 Stock Incentive Plan, as amended, (v) Restricted Stock Inducement Plan for Descap Employees, as amended, (vi) 2003 Directors’ Stock Plan, as amended; and (vii) 2007 Incentive Compensation Plan.

“Employee Stock Options” means any stock options granted pursuant to any Employee Stock Incentive Plan.

“Evaluation Date” has the meaning set forth in Section 3.7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.6(b).

“FINRA” means the Financial Industry Regulatory Authority.

“Fund Investors” has the meaning set forth in the preamble.

“GAAP” has the meaning set forth in Section 3.6(b)

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Individual Investor” has the meaning set forth in the preamble.

“Intellectual Property” has the meaning set forth in Section 3.10.

“Investment” has the meaning set forth in the recitals.

“Investors” has the meaning set forth in the preamble.

“Investor Approvals” has the meaning set forth in Section 4.3(b).

“Investor Confidentiality Agreements” means (i) the confidentiality letter agreement dated March 20, 2007 between MatlinPatterson Global Opportunities Partners II, L.P. and the Company and (ii) the confidentiality letter agreement dated as of February 28, 2008 between Mast Capital Management, LLC and the Company.

“Knowledge of the Company” means the actual knowledge of the officers of the Company who have been designated in the Company Disclosure Letter as having “Knowledge of the Company”.

“Lender Warrants” mean the Common Stock purchase warrants issued to the Investors of the Senior Notes dated June 13, 2003, initially exercisable for the purchase of 437,000 shares of Common Stock.

“Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Mast Investor” has the meaning set forth in the preamble.

“MatlinPatterson Investor” has the meaning set forth in the preamble.

“MatlinPatterson Registration Rights Amendment” means Amendment No. 1 to the Registration Rights Agreement dated as of September 21, 2007 substantially in the form of Exhibit E.

“NASD” means the National Association of Securities Dealers, Inc. and its subsidiaries.

“New Registration Rights Agreement” means a Registration Rights Agreement substantially in the form of Exhibit F.

“NYBCL” means the New York Business Corporation Law.

“Organizational Document” means, with respect to the Company or any Subsidiary, any certificate or articles of incorporation, memorandum of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of the Company or such Subsidiary.

“Person” means any individual, Business Entity, unincorporated association or Governmental Authority.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Purchased Shares” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.1.

“Investors” has the meaning set forth in the preamble.

“Registration Statement” means a registration statement to be filed by the Company pursuant to the MatlinPatterson Registration Rights Amendment or the New Registration Rights Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 7.2(b).

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.

“Restricted Stock” means any shares of Common Stock issued (i) in the form of a Restricted Stock Award or (ii) upon the exercise of RSUs.

“Restricted Stock Award” means any award granted under an Employee Stock Incentive Plan consisting of a direct issuance of restricted stock.

“Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” means the Rights Agreement dated as of March 30, 1998 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.

“RSU” means a unit representing a right to purchase Restricted Stock that is subject to an RSU Award.

“RSU Award” means an award granted under an Employee Stock Incentive Plan in the form of RSUs.

“Sarbanes-Oxley” has the meaning set forth in Section 3.7(a).

“Schedules” means the Schedules to the Company Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6(a)

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Share Price” has the meaning set forth in Section 2.1.

“Stock Purchase Rights” has the meaning set forth in Section 3.2(c).

“Subsidiary” means any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act).

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Transactions” means the sale and issuance of the Purchased Shares to the Investors and the execution and delivery of the Transaction Agreements.

“Transaction Agreements” means this Agreement, the New Registration Rights Agreement, and the MatlinPatterson Registration Rights Amendment.

Exhibit B
to
Stock Purchase Agreement

Schedule of Investors

Name of Investor	Address	Number of Shares	Aggregate Purchase Price ($)
MAST Credit Opportunities I Master Fund Limited	c/o MAST Capital Management, LLC 535 Boylston Street, Suite 401 Boston, Massachusetts 02116 Attention: John S. Ehlinger	7,058,824	12,000,000
MatlinPatterson FA Acquisition LLC	c/o MatlinPatterson Global Advisers II LLC 520 Madison Avenue, 35th Floor New York, New York 10022 Attention: General Counsel	1,594,000	2,709,800
Lee Fensterstock	445 Lafayette St. New York, NY 10003	294,118	500,000
Robert M. Tirschwell	39 Worth St. Apt 5W New York, NY 10013	350,000	595,000
Robert M. Fine	21 Harriman Drive Sands Point, NY 11050	150,000	255,000
Pete Brady	10 Sage Dr. Warren, NJ 07059	58,824	100,000
Mark Bryant	14 Wooddale Road Greenwich, CT 06830	50,000	85,000
Nick Casesa	502 Timberline Drive Franklin Lakes, NJ 07417	100,000	170,000
Steve Colman	137 Woodlands Road Harrison, NY 10528	58,824	100,000
Alvin DeGuzman	50 Yacenda Dr. Morris Plains, NJ 07950	29,412	50,000
Riaz Haidri	41 Dale Drive Chatham, NJ 07928	150,000	255,000
John Hale	5 Holmehill Ln. Roseland, NJ 07068	150,000	255,000
David Klein	18 Knollwood Terrace Randolph, NJ 07869	30,000	51,000
Gary Madia	2 Shadowbrook Way Mendham, NJ 07945	29,412	50,000
Richard Rossi	11 Garden Pl. Chatham, NJ 07928	44,118	75,000
Marc SantoDomingo	28 Baybury Ct. East Hanover, NJ 07936	44,118	75,000
Steve Sinofsky	51 Arbor Circle Basking Ridge, NJ 07920	29,412	50,000
Jeff Sprengel	731 Austin Street Westfield, NJ 07090	75,000	127,500
Greg Sullivan	163 Bingham Ave. Rumson, NJ 07760	100,000	170,000
Michal Tama	70 Adams St. Apt 5M Hoboken, NJ 07030	30,000	51,000
Richard Wheeless	34 Kings Hill Ct. Summit, NJ 07901	29,412	50,000

Larry Mascera	500 East 77th Street Apt # 2024 New York, NY 10162	30,000	51,000
Joe Mannello	137 Jockey Hollow Rd. Bernardsville, NJ 07924	1,000,000	1,700,000
Greg Ethridge	333 E 56th St. Apt PH 6 New York, NY 10022	58,824	100,000
Sunny Cheung	245 W. 72nd Street, Apt. 4B New York, NY 10023	35,294	60,000

Exhibit C
to
Stock Purchase Agreement

List of Closing Deliveries

Part I. Deliveries by the Investors

1.	The officer’s or Investor certificate contemplated to be delivered by each of the Investors pursuant to Section 6.1(d).

Part II. Deliveries by the Company

1.	The officer’s certificate contemplated to be delivered by the Company pursuant to Section 6.2(e).

2.	A certificate of good standing for the Company issued by the Secretary of State of the State of New York as of a date that is not more than three (3) Business Days prior to the Closing Date.
3.
A certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to (i) the Certificate of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Agreement, the New Registration Rights Agreement and the MatlinPatterson Registration Rights Amendment.

Exhibit D
to
Stock Purchase Agreement

Legal Opinion of Dewey & LeBoeuf LLP

Exhibit E
to
Stock Purchase Agreement

MatlinPatterson Registration Rights Amendment

Exhibit F
to
Stock Purchase Agreement

New Registration Rights Agreement

Exhibit G
to
Stock Purchase Agreement

ACCREDITED INVESTOR QUESTIONNAIRE

           The undersigned Investor, in connection with the acquisition of securities of Broadpoint Securities Group, Inc. (the "Company"), hereby makes the following representations and warranties:

           The Investor understands that the offer and sale of the Company's shares are not being registered under the Securities Act of 1933, as amended (the "Act") or qualified under state securities laws, in reliance upon exemptions from such registration and qualification requirements for transactions not involving any public offering. Information supplied through this Questionnaire will be used to ensure compliance with the requirements of such exemptions.

           The undersigned Investor represents and warrants to the Company that:

(a)	The information contained herein is complete and accurate and may be relied upon by the Company; and

(b)
Investor will notify the Company immediately of any material change in any of such information occurring prior to the acceptance or rejection of the Investor’s subscription for securities of the Company.

ALL INFORMATION WILL BE TREATED CONFIDENTIALLY

         The Investor represents and warrants that the Investor falls within the category (or categories) marked.  PLEASE INDICATE EACH CATEGORY OF ACCREDITED INVESTOR THAT YOU SATISFY, BY PLACING AN "X" ON THE APPROPRIATE LINE BELOW.

_____ Category 1.	A bank, as defined in Section 3(a)(2) of the Act, whether acting in its individual or fiduciary capacity; or

_____ Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; or

_____ Category 3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or

_____ Category 4.	An insurance company as defined in Section 2(13) of the Act; or

_____ Category 5.	An investment company registered under the Investment Company Act of 1940; or

_____ Category 6.	A business development company as defined in Section 2(a) (48) of the Investment Company Act of 1940; or

_____ Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

_____ Category 8.	A plan established and maintained by a state, its political subdivision or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with assets in excess of US$5,000,000; or

_____ Category 9.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons who are accredited investors; or

_____ Category 10.	A private business development company as defined in Section 202(a)(22) or the Investment Advisors Act of 1940; or

_____ Category 11.
An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US$5,000,000; or

_____ Category 12.	A director, executive officer or general partner of the Company; or

_____ Category 13.	A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of this purchase exceeds US$1,000,000; or

_____ Category 14.	A natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person's spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

_____ Category 15.	A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in SEC Rule 506(b) (2)(ii); or

_____ Category 16.	An entity in which all of the equity owners are accredited investors.

Date:

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                                         (Signature)

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                                         (Print Name)